EXHIBIT 10.95


                            STOCK PURCHASE AGREEMENT

                                      among

                          PAGE HOLDING COMPANY (Buyer),

                         ARIS INDUSTRIES, INC. (Seller)

                                       and

                           PERRY MANUFACTURING COMPANY

                          with respect to the stock of

                           PERRY MANUFACTURING COMPANY

                            As of September 19, 1996

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1.   Sale and Purchase of Shares...........................................  1

2.   Closing; Closing Date.................................................  2

3.   Purchase Price and Payment for Shares.................................  2

4.   Delivery of Shares....................................................  2

5.   Representations and Warranties of the Seller..........................  2
     5.1      Outstanding Capital Stock....................................  2
     5.2      Options or Other Rights......................................  3
     5.3      Power and Capacity; Organizational Documents.................  3
     5.4      Freedom to Contract..........................................  4
     5.5      Disclaimer of Warranties.....................................  5
     5.6      Taxes........................................................  5
     5.7      Subsidiaries.................................................  6
     5.8      Qualification................................................  7
     5.9      Litigation...................................................  7
     5.10     Undisclosed Liabilities......................................  7
     5.11     Disclosure...................................................  7
     5.12     Absence of Certain Events....................................  7
     5.13     Affiliate Transactions.......................................  8
     5.14     Sale of All or Substantially All of Assets...................  8
     5.15     Representations and Warranties on Closing Date...............  8

6.   Representations and Warranties of the Buyer...........................  8
     6.1      Due Incorporation............................................  8
     6.2      Corporate Power..............................................  9
     6.3      Freedom to Contract..........................................  9
     6.4      Litigation................................................... 10
     6.5      Acquisition of Shares for Investment......................... 10
     6.6      Representations and Warranties on Closing Date............... 10

7.   Certain Covenants of Parties.......................................... 10
     7.1      Buyer's Knowledge and Independent Investigation.............. 10
     7.2      Books and Records; Post Closing Access....................... 11
     7.3      Regulatory and Other Authorizations; Consents................ 11
     7.4      Employees.................................................... 12
     7.5      Consent to Jurisdiction and Service of Process............... 12
     7.6      Expenses..................................................... 12
     7.7      Indemnification for Fees of Brokers and Finders.............. 13
     7.8      Company Subject to Indebtedness.............................. 13
     7.9      Company Assets and Properties Subject to Liens............... 14
     7.10     Intercompany Obligations..................................... 14
     7.11     Section 338(h)(10) Election.................................. 14
     7.12     Post-Closing Board Action.................................... 16


                                     Page i

                                                                           Page
                                                                           ----
8.   Conditions Precedent to the Obligation of the Buyer to Close.......... 16
     8.1      Representations and Warranties True as of Closing Date....... 16
     8.2      Compliance with This Agreement............................... 16
     8.3      Certificates................................................. 16
     8.4      Corporate Authorization...................................... 16
     8.5      Opinion of Counsel to the Company and the Seller............. 16
     8.6      Resignations of Directors and Officers....................... 17
     8.7      Good Standing................................................ 17
     8.8      No Adverse Event............................................. 17
     8.9      Litigation................................................... 17
     8.10     Delivery of Stock Certificates............................... 17
     8.11     Buyer's Financing Arrangements with Heller................... 17
     8.12     Consents..................................................... 17
     8.13     Releases..................................................... 18
     8.14     Release of Liens............................................. 18
     8.15     Sale of Aris Stock........................................... 18
     8.16     Consent to Sale of Shares.................................... 18
     8.17     Proceedings Satisfactory..................................... 18

9.   Conditions Precedent to the Obligation of the Seller to Close......... 18
     9.1      Representations and Warranties True as of Closing Date....... 18
     9.2      Compliance with This Agreement............................... 19
     9.3      Officer's Certificate........................................ 19
     9.4      Corporate Authorization...................................... 19
     9.5      Opinion of Counsel to the Buyer.............................. 19
     9.6      Good Standing................................................ 19
     9.7      Litigation................................................... 19
     9.8      Payment of Purchase Price.................................... 19
     9.9      Seller's Debt Restructuring Agreement........................ 20
     9.10     Consents..................................................... 20
     9.11     Consent to Transaction by Buyer's Affiliates................. 20
     9.12     Releases..................................................... 20
     9.13     Termination of Stock Options................................. 20
     9.14     Sale of Aris Stock........................................... 20
     9.15     Proceedings Satisfactory..................................... 21

10.  Indemnification....................................................... 21
     10.1     Seller's Indemnity........................................... 21
     10.2     Limitations.................................................. 22
     10.3     Buyer's Indemnity............................................ 22
     10.4     Procedure.................................................... 23
     10.5     Exclusive Remedy............................................. 25

11.  Tax Matters........................................................... 25
     11.1     Payment for Taxes............................................ 25
     11.2     Section 338 Election Matters................................. 26
     11.3     Payments..................................................... 27
     11.4     Refunds...................................................... 27


                                     Page ii

                                                                           Page
                                                                           ----
     11.5     Contests..................................................... 28
     11.6     Filing of Tax Returns; Change of Tax Year.................... 29
     11.7     Cooperation and Exchange of Information...................... 29
     11.8     Conveyance Taxes............................................. 30
     11.9     Adjustment to Purchase Price................................. 30

12.  Survival of Representations and Warranties............................ 30

13.  Miscellaneous......................................................... 30
     13.1     Knowledge.................................................... 31
     13.2     Cooperation; Further Assurances.............................. 31
     13.3     Entire Agreement............................................. 31
     13.4     Governing Law................................................ 31
     13.5     Headings..................................................... 31
     13.6     Notices...................................................... 31
     13.7     Separability................................................. 32
     13.8     Amendment; Waiver............................................ 33
     13.9     Assignment and Binding Effect................................ 33
     13.10    No Benefit to Others......................................... 33
     13.11    Counterparts................................................. 33
     13.12    Interpretation............................................... 33

Sellers Schedules
-----------------
Schedule 5.1  -- Liens, etc. on Shares of the Company; Original
                   Perry Shareholders

Schedule 5.2  -- Options or Other Rights Granted by Seller on
                   Shares of the Company

Schedule 5.4  -- Seller's Required Consents, Conflicts with
                   Other Agreements of Seller, etc.

Schedule 5.7  -- Subsidiaries of the Company Authorized by Seller

Schedule 5.8  -- Company Qualifications & Good Standing

Schedule 5.10 -- Contracts and Liabilities of the Company
                   Created by Seller, etc.

Schedule 5.12 -- Certain Transactions Affecting the Company Due
                   to Action of Seller Since February 3, 1996

Schedule 5.13 -- Affiliate Transactions

Schedule 7.8  -- Indebtedness Not Accepted by Buyer

Schedule 7.9  -- Liens Not Accepted by Buyer

Schedule 7.10 -- Intercompany Items

Schedule 8.6  -- Director and Officer Resignations

Schedule 9.13 -- List of Holders of Seller's Stock Options to
                   be Cancelled

Buyers Schedules
----------------
Schedule 6.1 -- Shares of Capital Stock of Buyer

Schedule 6.3 -- Conflicts and Required Consents


Exhibits
--------
Exhibit A -- Form of Opinion of Seller's Counsel

Exhibit B -- Form of Opinion of Buyer's Counsel


                                    Page iii

Exhibit C -- General Release by Seller and its Affiliates

Exhibit D -- Consent of Original Perry Owners

Exhibit E -- Consent of Buyer's Stockholders

Exhibit F -- General Release by William K. Woltz, Jr.

Exhibit G -- General Release by Perry Manufacturing and its Subsidiaries


                                     Page iv

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of September 19, 1996 (this "AGREEMENT"), among PAGE HOLDING COMPANY, a Delaware corporation, with its principal executive office located at 100 Woltz Street, Mount Airy, North Carolina 27030 (the "BUYER"), ARIS INDUSTRIES, INC., a New York corporation, with its principal executive office located at 475 Fifth Avenue, New York, New York 10017 (the "SELLER"), and PERRY MANUFACTURING COMPANY, a North Carolina corporation, with its principal executive office located at 100 Woltz Street, Mount Airy, North Carolina 27030 (the "COMPANY").

                              W I T N E S S E T H:

     WHEREAS, the Seller is the beneficial and record owner of 1,169,870 (One Million, One Hundred Sixty Nine Thousand, Eight Hundred Seventy) shares, constituting all the issued and outstanding shares (the "SHARES") of common stock, par value $.10 per share, of the Company; and

     WHEREAS, Seller and Heller Financial, Inc. ("HELLER") are parties to a Senior Secured Note Agreement dated June 30, 1993, under which Seller is indebted to Heller in the principal amount of $53,370,617 (the "HELLER NOTE"); and

     WHEREAS, the Seller wishes to sell, and the Buyer wishes to purchase, the Shares upon the terms and subject to the conditions of this Agreement, pursuant to which Seller will receive a total consideration of $51,881,909, consisting of
(i) $40,857,500 in cash paid by Buyer as payment in full for the Shares, which will be used by Seller to pay Heller under the Heller Note and (ii) the forgiveness at the Closing (as defined herein) by Heller of the remaining balance of $11,024,409 of the Heller Note.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Sale and Purchase of Shares.

     Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2 hereof, the Seller shall sell, transfer, convey and assign to the Buyer, and the Buyer shall purchase from Seller, all the Shares (the aggregate of which Shares shall constitute all the issued and outstanding capital stock of the Company on the Closing Date (as hereinafter defined)).

     2. Closing; Closing Date.

     Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares contemplated hereby (the "CLOSING") shall take place at the offices of Herrick Feinstein, LLP, 2 Park Avenue, New York, New York 10016 at 10:00 A.M. local time, on September 30, 1996 or such later date as agreed to by the Buyer and the Seller. The time and date upon which the Closing shall occur is herein called the "CLOSING DATE".

     3. Purchase Price and Payment for Shares.

     As consideration for the Shares, the Buyer shall pay to the Seller at the Closing $40,857,500 (the "PURCHASE PRICE") in immediately available funds by wire transfer to an account or accounts designated by the Seller. At the Closing, upon receipt by Heller of the Purchase Price, Heller shall accept the Purchase Price from Seller in full and final satisfaction of the principal amount due under the Heller Note and shall forgive the remaining principal balance of $11,024,409 of the Heller Note, pursuant to the Restructuring Agreement referred to in Section 9.9.

     4. Delivery of Shares.

     At the Closing, the Seller shall deliver to the Buyer stock certificates representing all the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

     5. Representations and Warranties of the Seller.

     The Seller represents and warrants to the Buyer as follows:

              5.1 Outstanding Capital Stock. The Company is authorized to issue 4,000,000 shares of Common Stock, par value $.10 per share, 1,169,870 of which are issued and outstanding (excluding 59,130 treasury shares), and 200,000 shares of Preferred Stock, par value $1.00 per share, none of which are issued and outstanding. All the Shares have been duly authorized, validly issued and are fully paid and nonassessable and were acquired by the Seller from the persons and entities set forth on Schedule 5.1 on September 30, 1987 (the "ACQUISITION DATE"). Seller has not granted to any person or entity any preemptive rights with respect to the Shares or the capital stock of the Company. Except as set forth in Schedule 5.1, all right, title and interest in and to the Shares is owned by Seller, beneficially and of record, free and clear of all liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever, including without limitation, any options, restrictions on voting rights or rights of disposition, and claims, charges or third party rights of whatever nature ("LIENS"). Delivery of a certificate or certificates evidencing the Shares at the Closing in the manner provided in Section 4 will transfer to Buyer good and valid title to the Shares, free and clear of all Liens, and without any condition or restrictions on transferability imposed or retained by Seller except pursuant to Section 6.5 of this Agreement.

              5.2 Options or Other Rights. Except pursuant to this Agreement and as disclosed in Schedule 5.2, (a) Seller has not granted or issued any right, subscription, warrant, call, preemptive right, option or other right to purchase or otherwise to receive or acquire from the Company or the Seller at any time or upon the happening of any stated event any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, (b) Seller has not granted or issued any right, subscription, warrant, call, preemptive right, option or other right to purchase or otherwise to receive or acquire from the Company or the Seller any security of any kind convertible into such capital stock, (c) the Seller has not entered into any trust (voting or otherwise) or other agreement of any kind granting to any person or entity any interest or rights with respect to any capital stock, or security of any kind convertible into such capital stock, of the Company, and (d) Seller has not granted any proxy to vote, or entered into any agreement, trust or understanding with respect to the voting of, the capital stock of the Company.

              5.3  Power and Capacity; Organizational Documents.

                               (a) Seller. Seller is a corporation duly
              organized, validly existing and in good standing under the laws of the State of New York. The Seller has all requisite corporate power, authority and approval required to execute, deliver and perform this Agreement and all other documents, agreements and instruments required to be delivered in connection with the transactions contemplated by this Agreement (collectively, together with this Agreement, the "OPERATIVE DOCUMENTS") to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully the Seller's obligations hereunder and thereunder. Seller is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements to which it is a party or on the ability of Seller to perform its obligations hereunder or thereunder. The execution, delivery and performance of the Operative Documents by the Seller have been, or prior to the Closing will be, duly and validly authorized by the Board of Directors of the Seller, and no other corporate action on the part of the Seller or its shareholders is necessary. The Operative Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer) constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, and similar laws affecting creditors' rights generally and to the extent that equitable principles may limit the availability of specific performance and other remedies.

                               (b) The Company. The Company is duly
              organized, validly existing and in good standing under the laws of the State of North Carolina.

                               (c) Organizational Documents. The Seller has
              delivered to Buyer prior to the signing of this Agreement true, correct and complete copies of (i) the Company's and Seller's articles of incorporation or certificates of incorporation, as the case may be, and bylaws and (ii) any other documents, agreements or instruments relating to the organization of the Company, which have been created after the Acquisition Date by or at the direction of Seller in its capacity as sole stockholder of the Company (the items in clauses (i) and (ii) being referred to collectively herein as the "ORGANIZATIONAL DOCUMENTS"), in each case as amended to and in force on the date hereof.

              5.4 Freedom to Contract.

                               (a) Except as set forth on Schedule 5.4, the
              execution, delivery and performance of this Agreement and the other Operative Documents to which Seller is a party does not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or passage of time or both), (i) violate or conflict with any provision of the certificates or articles of incorporation or by-laws of the Seller or any amendments thereto or restatements thereof, (ii) violate any of the terms, conditions or provisions of any applicable law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority (as defined hereinafter) binding upon the Seller, (iii)(A) conflict with or result in a violation or breach of, or constitute a default under, (B) give rise to any right of termination, cancellation or acceleration under, (C) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or
              (D) result in the creation or imposition of any Lien upon Seller or any of its assets and properties under, any of the terms, conditions or provisions of any material note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or any other agreement, arrangement, instrument or obligation, to which the Seller is a party or by which it is bound, or (iv) require the Seller to obtain any governmental authorization, approval, order, license, permit, franchise or consent, or make any registration, declaration or filing with any federal, state or local (but not foreign) court, governmental instrumentality, agency, department, commission, board, bureau or authority, or other regulatory or administrative agency or commission ("GOVERNMENTAL AUTHORITY"); provided, however, that no representation or warranty is made by Seller in clauses (ii) or
              (iv) above as to any requirement referred to therein within the States of North Carolina and Virginia or in any jurisdiction outside the United States.

                               (b) Except as set forth in the audited financial
              statements of the Company for its most recent fiscal year and except as previously disclosed in writing to William K. Woltz, Jr. ("WOLTZ"), in the Seller's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 (the "10-K") or on Schedule 5.10, the Seller has not, on behalf of the Company or any of the Subsidiaries (as defined below), entered into or authorized any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or any other agreement, arrangement, instrument or obligation, to which either the Company or any Subsidiary is a party or by which either the Company or any Subsidiary is bound.

              5.5 Disclaimer of Warranties. Seller makes no warranty, express or implied, whether of merchantability, suitability or fitness for a particular purpose, or quality or adequacy as to the assets or properties of the Company or the Subsidiaries or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent, and Buyer has relied upon its own examination thereof in deciding to purchase the Shares on the terms and subject to the conditions of this Agreement and Buyer accepts such assets and properties "AS IS."

              5.6 Taxes.

                      (a) Tax Returns. All U.S. federal income tax returns for
              all periods from and after the Acquisition Date and ending on or before the Closing Date that are or were required to be filed by, or with respect to, the Company and those of its subsidiaries incorporated within the United States (the "USA SUBSIDIARIES") have been or shall be filed on a timely basis (taking into account extensions of time permitted under applicable law). The Seller shall timely file (taking into account extensions of time permitted under applicable law) or cause to be filed all U.S. federal income tax returns that shall be required to be filed after the Closing Date by, or with respect to, each of the Company and the USA Subsidiaries, for all periods ending on or before the Closing Date, in accordance with applicable law. Such returns shall properly reflect any election (and the effects thereof) required under Section 7.11. All such tax returns that have been or will be filed by the Seller were when filed, and will continue to be after the date of this Agreement, true, correct and complete in all material respects.

                      (b) Payment. Each of the Company and the USA Subsidiaries
              has paid or has made provision for the payment of (including, by accruals, charges, reserves or liabilities reflected on the audited financial statements thereof as of February 3, 1996 (the "REFERENCED BALANCE SHEET")), all U.S. federal income taxes that have or may become due for all periods from and after the Acquisition Date and ending on or before the date of the Referenced Balance Sheet, including all such taxes reflected on the tax returns referred to in this Section 5.6.

                      (c) Section 341(f)(2). No consent to the application of
              Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "CODE"), has been filed with respect to the Company or any USA Subsidiaries.

              5.7 Subsidiaries. Except as set forth on Schedule 5.7, Seller has not taken any action, or directed the Company to take any action, to (i) create, invest in or make any payments to any corporation or other entity of which the Company owns, directly or indirectly, in excess of 5% of the outstanding capital stock or which is in any way controlled by the Company or any of its subsidiaries (each, a "SUBSIDIARY", and collectively, the "SUBSIDIARIES"), (ii) issue or authorize any capital stock, or securities convertible into or exchangeable or exercisable for any shares of capital stock, of any Subsidiary or any rights to subscribe for or to purchase, or any options for the purchase of, any shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any Subsidiary or (iii) enter into any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any Subsidiary. All references in this Agreement to Subsidiaries of the Company shall include those Subsidiaries of the Company set forth in
     Schedule 5.7 but shall not include the Perry Manufacturing Company Political Action Committee.

              5.8 Qualification. The Company is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Schedule 5.8 hereto.

              5.9 Litigation. There is no action, order, suit, inquiry, litigation, proceeding or investigation by or before any referee, mediator or arbitrator, or any Governmental Authority pending or, to the knowledge of the Seller, threatened, against the Seller, which would in any way seek to prevent, enjoin, alter or delay any transaction contemplated hereby or by the other Operative Documents. To the knowledge of Seller, there is no action, order, suit, inquiry, litigation, proceeding or investigation by or before any referee, mediator or arbitrator, or any Governmental Authority pending or threatened, against the Company or any Subsidiary, which would in any way seek to prevent, enjoin, alter or delay any transaction contemplated hereby.

              5.10 Undisclosed Liabilities. Except as set forth in the audited financial statements of the Company for its most recent fiscal year and except as previously disclosed in writing to Woltz, in the 10-K or on
     Schedule 5.10, Seller has not, on behalf of the Company or any of the Subsidiaries, created, assumed or incurred any liabilities or obligations, whether accrued, absolute, contingent or otherwise.

              5.11 Disclosure. None of the representations or warranties or other provisions contained in this Agreement or any other Operative Document delivered or to be delivered to Buyer, or any written statement, certificate or other document furnished to Buyer in connection with this Agreement or any other Operative Document, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.

              5.12 Absence of Certain Events. Except as previously disclosed in writing to Woltz, in the 10-K or on Schedule 5.12, since February 3, 1996, the Seller has not, on behalf of the Company or any Subsidiary, taken any action that would cause (i) the business of the Company and the Subsidiaries to have been operated other than in the ordinary and normal course of business or (ii):

                      (a) except as set forth on Schedule 5.12, any declaration
              or payment of any dividend, or any other similar distribution, directly or indirectly, with respect to the Shares or other securities of the Company;

                      (b) the Company to have assumed, guaranteed, endorsed or
              otherwise become responsible for the liability or obligation of any person other than the Subsidiaries (whether absolute, accrued, contingent or otherwise) or engaged in any other transaction which might have an adverse effect on the business or condition (financial or otherwise) of the Company or the Subsidiaries;

                      (c) any mortgage, pledge or creation of any  Lien with
              respect to any of the assets or properties of the Company:

                      (d) any transfer or grant of any right under any
              contracts, patents, patent licenses, inventions, trade names, trademarks, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights; or

                      (e) any termination, discontinuance, closing or disposal
              of any plant, facility or business operation of the Company.

              5.13 Affiliate Transactions. Except as set forth on Schedule 5.13, neither the Company nor any Subsidiary, on the one hand, is a party to any contract for goods or services or any lease with Seller, or any officer, director, employee or agent of Seller or any affiliate of any such person (other than Woltz and senior executives of the Company), on the other, nor are there any loans or advances to any such persons (other than Woltz and senior executives of the Company) from the Company or the Subsidiaries which are presently outstanding.

              5.14 Sale of All or Substantially All of Assets. The sale of the Shares contemplated by this Agreement does not and will not constitute a sale of all or substantially all of the assets of Seller.

              5.15 Representations and Warranties on Closing Date. The representations and warranties contained herein shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date other than such representations and warranties as are made as of another date.

     6. Representations and Warranties of the Buyer.

     The Buyer represents and warrants to the Seller as follows:

              6.1 Due Incorporation. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and lawful authority to own, lease and operate its assets and properties and to carry on its business as and where such business is now conducted. Except as set forth on Schedule 6.1, all the shares of capital stock of Buyer are owned by members of the Woltz family, senior management of the Company and/or their affiliates.

              6.2 Corporate Power. The Buyer has all requisite corporate power, authority and approval required to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of the Operative Documents by the Buyer have been, or prior to the Closing will be, duly and validly authorized by the Board of Directors of the Buyer, and no other corporate action on the part of the Buyer or its shareholders is necessary. The Operative Documents have been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, and similar laws affecting creditors' rights generally and to the extent that equitable principles may limit the availability of specific performance and other remedies.

              6.3 Freedom to Contract. Except as set forth on Schedule 6.3, the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or passage of time or both), (a) violate or conflict with any provision of the certificate or articles of incorporation or by-laws of the Buyer or any amendments thereto or restatements thereof, (b) violate any of the terms, conditions or provisions of any applicable law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority binding upon the Buyer or any of the Buyer's stockholders, (c)(i) conflict with or result in a violation or breach of, or constitute a default under, (ii) give rise to any right of termination, cancellation or acceleration under,
     (iii) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (iv) result in the creation or imposition of any Lien upon Buyer or any of its respective assets and properties under, any of the terms, conditions or provisions of any material note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or any other agreement, arrangement, instrument or obligation, to which the Buyer is a party or by which it is bound, or (d) require the Buyer or any of the Buyer's stockholders to obtain any authorization, approval, order, license, permit, franchise or consent, or make any registration, declaration or filing with any Governmental Authority.

              6.4 Litigation. There is no action, order, suit, inquiry, litigation, proceeding or investigation by or before any referee, mediator or arbitrator, or any Governmental Authority pending or, to the knowledge of the Buyer, threatened, against the Buyer, which would in any way seek to prevent, enjoin, alter or delay any transaction contemplated hereby or by the other Operative Documents to which Buyer is a party.

              6.5 Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Buyer agrees and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (a) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and (b) except in accordance with applicable provisions of state securities laws.

              6.6 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 6 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date other than such representations and warranties as are made as of another date.

     7. Certain Covenants of Parties.

              7.1 Buyer's Knowledge and Independent Investigation. The Buyer acknowledges and agrees that (a) Woltz has at all times since the Acquisition Date been the President and Chief Executive Officer of the Company with control over operational matters of the Company and its Subsidiaries and has knowledge thereof, (b) the Shares of the Company were sold to the Seller on the Acquisition Date by Woltz and his affiliates, (c) Buyer has been furnished with or given adequate access to all information regarding the Company, the Subsidiaries and their respective businesses that Seller possesses and that previously has not been disclosed or provided to Woltz, (d) Buyer has made its own inquiry and investigation into, and, based thereon, will have formed an independent judgment concerning, the Shares, the Company, the Subsidiaries and their respective businesses and (e) Buyer will not assert any claim against the Seller, or any of its directors, officers, employees, agents, stockholders, affiliates, consultants or representatives or hold any such persons liable for any inaccuracies, misstatements or omissions with respect to information regarding the Company or the Subsidiaries (other than, with respect to claims against Seller, the representations and warranties of Seller contained in this Agreement).

              7.2 Books and Records; Post Closing Access.

                      (a) If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to Seller, Buyer, the Company and the Subsidiaries, or their respective businesses, and such information is in the possession of any other party hereto, such party agrees to use commercially reasonable efforts to furnish such information to such requesting party, at the cost and expense of the party being furnished such information.

                      (b) In order to facilitate the resolution of any claims
              made by or against or incurred by any party hereto, it is agreed that the parties shall after the Closing, upon two (2) business days' advance notice, (i) afford the officers, employees and authorized agents and representatives of the parties reasonable access, during normal business hours, to the offices, properties, books and records of the parties and any of their respective successors relating to the Company and the Subsidiaries and the transactions contemplated by this Agreement, (ii) furnish to the officers, employees and authorized agents and representatives of the parties such additional financial and other information regarding the Company and the Subsidiaries, including any successors, the assets, properties, goodwill and business of the Company and the Subsidiaries, and any successors, and their respective businesses and the transactions contemplated by this Agreement as the parties may from time to time reasonably request and (iii) make available to the parties, the employees of the parties (and in case of the Buyer, the Company and the Subsidiaries) whose assistance, testimony or presence is necessary to assist the parties in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes.

                      (c) The Seller and the Buyer agree, and after the Closing, the Buyer agrees to cause the Company, to preserve and keep all books and records of or relating to the Company and the Subsidiaries in their possession for a period of five years from the Closing Date.

              7.3 Regulatory and Other Authorizations; Consents. Each party hereto will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

              7.4 Employees. To the extent that service of an employee is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Buyer, the Company and the Subsidiaries for the benefit of all of those persons who, at the discretion of the Buyer, become or remain employed by the Buyer, the Company or any Subsidiary (collectively, "TRANSFERRED EMPLOYEES"), such plan, program or arrangement shall credit such employees for service on or prior to the Closing with the Seller, the Company, or the Subsidiaries or any affiliate thereof, as the case may be. The Buyer, the Company and the Subsidiaries, as the case may be, covenant and agree that they shall be solely and exclusively responsible for any and all termination, severance, vacation and sick pay, and other amounts payable or benefits to be provided to the persons who were employed by the Buyer, the Company or any Subsidiary, as the case may be, immediately prior to the Closing, whether imposed by law or contract, resulting from, or related to, the termination of employment of any of such persons or the closing or diminution of any the Company's, or the Subsidiaries' facilities after the Closing. After the Closing, Buyer agrees that it will not, and will not permit the Company or any Subsidiary to, take any action with respect to any Transferred Employee or any former employee of the Company or any of its Subsidiaries that would result in any liability to Seller with respect to such Transferred Employee or former employee.

              7.5 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in any state or federal court located in New York, New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on such party with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid; provided, however, that nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

              7.6 Expenses. Except as otherwise set forth herein, Seller agrees to pay, without right of reimbursement from Buyer, the Company or any Subsidiary, the costs incurred by Seller, and Buyer agrees to pay, without right of reimbursement from Seller and, prior to the Closing, the Company or any Subsidiary, the costs incurred by Buyer, incident to the preparation and execution of this Agreement and the other Operative Documents and the performance of their respective obligations hereunder and thereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement; provided, however, Seller shall not be obligated to pay any fees relating to any consent or otherwise under any written agreement to which the Company or any Subsidiary is a party and the material terms and conditions of which Woltz has knowledge; provided further, however, that in no event shall

     Seller be obligated to pay any costs incurred by Buyer, the Company or the Subsidiaries incident to the preparation and execution of that certain Credit Agreement (the "Page Credit Agreement") between the Buyer and Heller and the other Loan Documents (as defined in the Page Credit Agreement).

              7.7 Indemnification for Fees of Brokers and Finders. The Buyer represents and warrants to the Seller that no broker, finder, agent or similar intermediary has acted on behalf of Buyer, the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, Woltz or any stockholder of the Buyer or any action taken by the Buyer, other than fees payable to UBS Securities, Inc. for which the Buyer shall be solely liable. The Seller represents and warrants to the Buyer that no broker, finder, agent or similar intermediary has acted on behalf of the Seller or, at the direction of the Seller, on behalf of the Company or any Subsidiary, in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller, or any action taken by the Seller. The Buyer and the Seller agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Buyer or the Seller in breach of their respective representations contained in this Section, and to bear the cost of legal expenses incurred in defending against any such claim.

              7.8 Company Subject to Indebtedness. The Buyer and the Company acknowledge and agree that the Company and the Subsidiaries shall remain subject to and obligated on all indebtedness of the Company and the Subsidiaries, other than indebtedness and obligations (which shall not be assumed by Buyer and shall remain the sole responsibility of the Seller)
     (a) which Seller has caused to be created, incurred or assumed by the Company or any Subsidiary and that previously have not been disclosed in writing to Woltz or as set forth in the audited financial statements of the Company for its most recent fiscal year or in the 10-K or on Schedule 5.10,
     (b) arising out of or in connection with any failure by the Seller to file any U.S. federal income tax returns or pay any U.S. federal income taxes relating to any period prior to and including the Closing Date, or (c) of the Seller that is owed to Heller. With respect to the indebtedness to which the Company and the Subsidiaries shall remain subject under this
     Section 7.8, the Buyer and the Company shall have the exclusive responsibility for payment of all termination, replacement, consent and prepayment fees, penalties, premiums or expenses relating to any such indebtedness which may be incurred as a result of the transactions contemplated hereby or actions taken by the Buyer or the Company from and after the Closing Date, and neither Seller nor any affiliate of Seller shall have any obligation whatsoever to terminate, assume, prepay or guarantee any such indebtedness.

              7.9 Company Assets and Properties Subject to Liens. The Buyer and the Company acknowledge and agree (a) that notwithstanding the purchase of the Shares by Buyer from Seller and the consummation of the transactions contemplated hereby, the assets and properties of the Company and the Subsidiaries shall remain subject to all Liens that existed immediately prior to the Closing except those Liens set forth on Schedule 7.9, and (b) neither the Seller nor any affiliate thereof shall have any obligation whatsoever to pay off, remove or terminate any Lien described in clause (a) above other than those Liens set forth on Schedule 7.9 or to pay any costs or expenses relating thereto; provided, however, the parties acknowledge and agree that the Buyer shall have no liability for, and Seller shall take any and all steps necessary in order to hold Buyer, the Company and the Subsidiaries harmless from and against, any and all Liens respecting any U.S. federal income taxes that have or may become due for all periods prior to the Closing Date, and to pay any and all damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon and costs and expenses resulting therefrom.

              7.10 Intercompany Obligations. Except to the extent set forth on
     Schedule 7.10 and except for obligations set forth in this Agreement or in any document or instrument delivered pursuant to this Agreement, all intercompany obligations, advances, accounts and indebtedness as between the Company and the Subsidiaries, or any of them, on the one hand, and the Seller and its subsidiaries (including without limitation, Europe Craft Imports, Inc.), on the other hand, shall be terminated and cancelled at Closing.

              7.11 Section 338(h)(10) Election. (a) At Buyer's option, Seller and Buyer jointly will elect to treat Seller's sale of the Shares to Buyer as a sale of assets as defined under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"). At Buyer's option, Seller and Buyer also shall make an election under Section 338(h)(10) of the Code for the stock of all USA Subsidiaries transferred pursuant to the sale of the Shares. The elections in this paragraph are collectively referred to as the "Election".

          (b) Within 60 days after the Closing Date, Buyer and Seller shall (i) use their best efforts to agree on the Modified Adjusted Deemed Sales Price ("MADSP") (as defined under Treasury Regulations) computation and the allocation of the MADSP among the Company's assets as of the Closing Date; and (ii) provide such other information and otherwise cooperate with the other party as such other party may reasonably request, in order to enable the parties to file the Election for the Company and the USA Subsidiaries and make any similar elections required under any state or local statute.

          (c) Within 45 days after Buyer and Seller have agreed upon the MADSP, Seller shall furnish Buyer Seller's computation of the federal income taxes to be paid solely as a result of the Election. Seller shall provide Buyer access to all information used in making this computation and cooperate with Buyer in determining the appropriate amount of such computation.

          (d) Within 30 days after Buyer's receipt of Seller's computation of the federal income taxes pursuant to paragraph (c) above, at Buyer's option, Seller and Buyer will make the Election by jointly executing duplicate originals of IRS Form 8023-A (together with all appropriate attachments thereto) or in such other manner as may be required by IRS rule or Treasury Regulation. Both Seller and Buyer also shall jointly execute and make similar elections in the manner required under any state or local statute. One original of all forms executed in connection with the Election (and all such similar forms as may be filed under state or local law) shall be delivered by Buyer to Seller within 135 days after the Closing Date, and one original of all such forms shall be delivered by Seller to Buyer within 135 days after the Closing Date. Such forms shall include (i) the computation of the MADSP and (ii) the allocation of the MADSP among the assets as of the Closing Date. If Buyer fails to notify Seller of Buyer's decision to make or not make the Election within the 30 day period provided in the first sentence hereof, Buyer shall not have any right to make the Election.

          (e) Within 150 days after the Closing Date, Buyer and Seller shall file all forms relating to the Election for the Company and the USA Subsidiaries and all such similar forms as may be required under state or local statute.

          (f) Seller shall use such MADSP allocation in the preparation of its federal and state tax returns and shall, at least 30 days prior to filing, furnish to Buyer a copy of all federal and state returns which reflect the Election. Buyer shall have the right to request any modification to such federal returns to reflect the terms of the Election, and Seller agrees to make any reasonable modification requested.

          7.12 Post-Closing Board Action. Immediately after the Closing, Buyer shall cause the Board of Directors of the Company to ratify and approve this Agreement and the obligations of the Company under this Agreement and shall deliver to Seller a copy of the related resolutions of the Board of Directors of the Company, certified by the Secretary of the Company.

     8. Conditions Precedent to the Obligation of the Buyer to Close.

     The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

          8.1 Representations and Warranties True as of Closing Date. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date in all material respects with the same force and effect as though made on and as of the Closing Date other than such representations and warranties as are made as of another date which shall be true and correct as of such other date.

          8.2 Compliance with This Agreement. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

          8.3 Certificates. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller, certifying that the conditions specified in Sections 8.1 and
     8.2 have been fulfilled.

          8.4 Corporate Authorization. Buyer shall have received from Seller a copy of the resolutions of the board of directors of Seller, certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by Seller of this Agreement and each other Operative Document, together with an incumbency certificate as to the persons authorized to execute and deliver such documents on its behalf.

          8.5 Opinion of Counsel to the Company and the Seller. The Buyer shall have received the opinion of Herrick, Feinstein LLP, counsel to the Seller, dated the date of the Closing, addressed to the Buyer, substantially in the form of Exhibit A hereto.

          8.6 Resignations of Directors and Officers. The Buyer shall have received the resignation, dated the date of the Closing, of each officer and director of the Company or any of its Subsidiaries set forth on
     Schedule 8.6 hereto.

          8.7 Good Standing. Seller shall have delivered to Buyer certificates issued by appropriate Governmental Authorities evidencing the good standing of the Seller, the Company and the USA Subsidiaries set forth on Schedule
     5.7 as of a date not more than 10 days prior to the Closing Date as a corporation of the respective jurisdiction in which it was organized.

          8.8 No Adverse Event. The business and properties of the Company and the Subsidiaries shall not be adversely affected or threatened to be affected in any way as a result of fire, explosion, earthquake, disaster, accident or other casualty, any action or threatened action by the United States or any other Governmental Authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, act of God or public enemy.

          8.9 Litigation. No action, order, suit or proceeding shall have been instituted before any Governmental Authority, or instituted or threatened by any Governmental Authority, to restrain, modify or prevent or make illegal the carrying out of the transactions contemplated hereby or by the Operative Documents, or to seek damages or a discovery order in connection with such transactions.

          8.10 Delivery of Stock Certificates. The Seller shall have delivered to the Buyer at the Closing stock certificates representing all the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with requisite stock transfer tax stamps, if any attached.

          8.11 Buyer's Financing Arrangements with Heller. Simultaneously with the Closing under this Agreement, the closing shall have occurred under the Page Credit Agreement providing Buyer with financing in an amount not less than the Purchase Price set forth in Section 3 of this Agreement.

          8.12 Consents. The Seller shall have received each consent or approval required to be given by any third party set forth on Schedule 5.4 in connection with the consummation of the transactions contemplated hereby, including, without limitation, required consents and approvals set forth on
     Schedule 5.4 of the holders of any indebtedness of the Company and the Subsidiaries, the lessors of any real or personal property leased by the Company or the Subsidiaries, and any Governmental Authority.

          8.13 Releases. Seller and the other Releasing Parties (as defined in Exhibit C hereto) shall have executed and delivered to Buyer and the Company and the Subsidiaries a general release of Buyer, the Company, the Subsidiaries and their respective officers, directors and stockholders and the other Released Parties (as defined in Exhibit C hereto) in the form of Exhibit C.

          8.14 Release of Liens. Seller shall have delivered to the Buyer instruments or agreements evidencing the release of all liens on the Shares held by Heller.

          8.15 Consent to Sale of Shares. Seller shall have delivered to Buyer the consent, in form and substance satisfactory to Buyer, of Apollo Aris Partners, L.P., Robert K. Lifton, Howard L. Weingrow, Charles S. Ramat, James G. and Alexander M. Goren, David N. Schreiber to the sale of the Shares to Buyer pursuant to this Agreement.

          8.16 Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all other Operative Documents, shall be satisfactory in form and substance to Buyer.

     9. Conditions Precedent to the Obligation of the Seller to Close.

     The obligation of the Seller to consummate the transactions contemplated hereby is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

          9.1 Representations and Warranties True as of Closing Date. The representations and warranties of the Buyer contained in this Agreement shall be true on and as of the Closing Date in all material respects with the same force and effect as though made on as of the Closing Date other than such representations and warranties as are made as of another date which shall be true and correct as of such other date.

          9.2 Compliance with This Agreement. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

          9.3 Officer's Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, certifying that the conditions specified in Sections 9.1 and 9.2 have been fulfilled.

          9.4 Corporate Authorization. Seller shall have received from Buyer a copy of the resolutions of the board of directors of Buyer, certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by Buyer of this Agreement and each other Operative Document to which Buyer is a party, together with an incumbency certificate as to the persons authorized to execute and deliver such documents on its behalf.

          9.5 Opinion of Counsel to the Buyer. The Seller shall have received the opinion of Fennebresque, Clark, Swindell & Hay, counsel to the Buyer, dated the date of the Closing, addressed to the Seller, substantially in the from of Exhibit B hereto.

          9.6 Good Standing. Buyer shall have delivered to Seller certificates issued by appropriate Governmental Authorities evidencing the good standing of the Buyer as of a date not more than 10 days prior to the Closing Date as a corporation of the jurisdiction in which it was organized.

          9.7 Litigation. No action, order, suit or proceeding shall have been instituted before any Governmental Authority, or instituted or threatened by any Governmental Authority, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

          9.8 Payment of Purchase Price. The Buyer shall have paid to the Seller the Purchase Price in immediately available funds in accordance with the terms and provisions of Section 3 of this Agreement.

          9.9 Seller's Debt Restructuring Agreement. Simultaneously with the Closing under this Agreement, the closing shall have occurred under the Restructuring Agreement of even date herewith between Seller and Heller with respect to the Heller Note.

          9.10 Consents. The Buyer shall have received each consent or approval required to be given by any third party set forth on Schedule 6.3 in connection with the consummation of the transactions contemplated hereby, including, without limitation, required consents and approvals set forth on
     Schedule 6.3 to holders of indebtedness of the Buyer or to any Governmental Authority.

          9.11 Consent to Transaction by Buyer's Affiliates. The persons listed on Schedule 5.1 hereto and the Buyer's stockholders shall have delivered to Seller consents with respect to the transactions contemplated by this Agreement in the form of Exhibit D and Exhibit E, respectively.

          9.12 Releases. Woltz shall have delivered to the Seller and its subsidiaries and their respective officers, directors and stockholders a general release in the form of Exhibit F hereto, and the Company and the Subsidiaries shall have delivered to the Seller and its subsidiaries and their respective officers, directors and stockholders a general release in the form of Exhibit G hereto.

          9.13 Termination of Stock Options. The persons listed on Schedule 9.13 shall have delivered to Seller consents to the termination of all options for Seller's Common Stock held by such persons in the form of Exhibit H hereto.

          9.14 Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all other Operative Documents, shall be satisfactory in form and substance to Seller.

     10. Indemnification.

          10.1 Seller's Indemnity.

               (a) Subject to the provisions of this Section 10, Seller from and after the Closing Date shall indemnify and hold Buyer and, so long as Buyer owns the Company, the Company and the Subsidiaries, and their respective officers, directors, shareholders, agents, employees, representatives, successors and assigns, harmless from and against any and all damages, losses, costs, obligations, claims, demands, assessments, judgments or liability, including taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively "Damages") incurred in connection with or arising out of any litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, resulting from or in connection with:

                    (i) breach of representation or warranty or failure to
               perform any covenant or agreement made or undertaken by Seller in this Agreement or in any other Operative Document;

                    (ii) all debts, obligations, expenses, liabilities and costs incurred arising out of or in connection with any indebtedness or obligations to which the Company and the Subsidiaries will not remain subject under Section 7.8; and

                    (iii) any action, suit, proceeding or claim incident to any of the foregoing.

               (b) Subject to the provisions of this Section 10, Seller from and after the Closing Date shall indemnify and hold Buyer harmless from and against any and all Damages incurred by Buyer resulting from Seller's non-payment of or any other deficiencies, including interest and penalties, related to any U.S. federal income taxes of the Company or the Subsidiaries or in respect of its operations prior to the Closing Date and after the Acquisition Date.

               (c) Seller acknowledges and agrees that if Seller makes any claim or institutes any actions, suits or proceedings with respect to the validity or applicability of this indemnification provision and does not prevail in a final judgment by a court of competent jurisdiction, Seller shall pay all Damages incurred by Buyer, the Company or any Subsidiary in connection therewith.

     10.2 Limitations. Notwithstanding any provision to the contrary contained in this Agreement, (a) Buyer shall not make any claims against Seller under this
Section 10 until the aggregate dollar amount of all such claims shall exceed $100,000 (which aggregate amount shall include any breach of representation or warranty or failure to perform any covenant or agreement whether or not material), upon which point Seller shall be liable for the amount of all the Damages in excess of $100,000; and (b) Seller's aggregate liability for any and all liabilities under this Section 10 shall not exceed $42,000,000. For the purposes of this Section 10.2, in computing such individual or aggregate amounts of claims, the ultimate amount of each claim shall be an amount (x) net of any tax benefit to Buyer, the Company or any Subsidiary, (y) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by Buyer, the Company or any Subsidiary from any third party with respect thereto, and (z) net of any reserves provided for the item in question as set forth in
Schedule 10.2 or in the audited financial statements of the Company for its most recent fiscal year; provided, however, Seller shall pay to Buyer any amount due under this Section 10 (except for amounts reserved under clause (z) above) promptly as required hereunder, and, provided Seller has so paid, any amounts recovered by Buyer, the Company or the Subsidiaries under Section 10.2(x), (y) or (z) shall be delivered to Seller promptly upon receipt. Notwithstanding any other provision of this Agreement, Seller shall have no liability for any Damages resulting from any event, condition, occurrence, state of facts or circumstances or defect relating to the Company, any Subsidiary, their respective assets or the operation of their respective businesses, or the Shares, occurring or existing prior to the Acquisition Date. Without limiting the generality of the foregoing disclaimer, Seller shall have no liability for any Lien on, or defect in, title to the Shares existing prior to the Acquisition Date.

     10.3 Buyer's and Company's Indemnities

     (a) Buyer shall indemnify and hold Seller and its officers, directors, shareholders, agents, employees, representatives, successors and assigns harmless from and against any Damages incurred by any of the above-named persons in connection with or arising out of (i) Buyer's breach of representation or warranty or Buyer's or, after the Closing, the Company's failure to perform any covenant or agreement made or undertaken by Buyer or, after the Closing, by the Company in this Agreement or in any other Operative Document and any and all Damages arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing, (ii) the operations (other than with respect to payment of U.S. federal income taxes or filing or failure to file any U.S. federal income tax return for periods ending on or before the Closing Date or with respect to the disallowance of any payments made by any of Seller's subsidiaries to Seller since the Acquisition Date) of the Company and its Subsidiaries and the Perry Manufacturing Company Political Action Committee and any discontinued operations of the Company and its Subsidiaries, in each case under this clause (ii) for the period after the Closing Date and (iii) any taxes imposed on Seller pursuant to any Election made under Section 7.11. Buyer acknowledges and agrees that if Buyer or, after the Closing, the Company or any Subsidiary makes any claim or institutes any actions, suits or proceedings with respect to the validity or applicability of this indemnification provision and does not prevail in a final judgment by a court of competent jurisdiction, Buyer shall pay all Damages incurred by Seller in connection therewith.

     (b) From and after the Closing Date, the Company shall indemnify and hold Seller and its officers, directors, shareholders, agents, employees, representatives, successors and assigns harmless from and against any Damages incurred by any of the above-named persons in connection with or arising out of
(i) after the Closing, the Company's failure to perform any covenant or agreement made or undertaken, after the Closing, by the Company in this Agreement or in any other Operative Document and any and all Damages arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing and (ii) the operations (other than with respect to payment of U.S. federal income taxes or filing or failure to file any U.S. federal income tax return for periods ending on or before the Closing Date or with respect to the disallowance of any payments made by any of Seller's subsidiaries to Seller since the Acquisition Date) of the Company and its Subsidiaries and the Perry Manufacturing Company Political Action Committee and any discontinued operations of the Company and its Subsidiaries, in each case under this clause
(ii) for the period after the Closing Date. The Company acknowledges and agrees that if, after the Closing, the Company or any Subsidiary makes any claim or institutes any actions, suits or proceedings with respect to the validity or applicability of this indemnification provision and does not prevail in a final judgment by a court of competent jurisdiction, the Company shall pay all Damages incurred by Seller in connection therewith.

     10.4 Procedure. All claims for indemnification by a party under this
Section 10 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party," respectively) shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, and as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have ten (10) days from the delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right, subject to the last sentence of this paragraph, to direct, through counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or demand at its own expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period or after electing to defend fails to so defend, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter, all on behalf, for the account and at the risk of the Indemnifying Party. No claim as to which indemnification is sought under this Agreement may be settled without the consent of the Indemnifying Party, which consent may not be unreasonably withheld.

          (b) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person.

          (c) If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve such dispute within twenty business days after delivery of a Claim Notice (unless such time period shall have been extended by mutual agreement of the Indemnifying Party and the Indemnified Party), such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          (d) In connection with the matters for which indemnification is sought hereunder, (i) Buyer agrees to give Seller and its representatives reasonable access during regular business hours and upon five days' prior written notice to Buyer to the books, records and employees of the Company, the Subsidiaries and Buyer, to the extent such information is necessary to the matters set forth in the Claim Notice, and (ii) Seller agrees to give Buyer and its representatives reasonable access during regular business hours and upon five days' prior written notice to Seller to the books, records and employees of Seller relating to the Company and the Subsidiaries or the transactions contemplated hereby, to the extent such information is necessary to the matters set forth in the Claim Notice.

     10.5 Exclusive Remedy. The remedies expressly provided for in this Section 10 shall be the parties' exclusive remedies with respect to the matters covered by this Agreement. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

     11. Tax Matters.

     11.1 Payment for Taxes. The Seller agrees to pay to the Buyer, without regard to any taxes payable in respect of any amounts payable under this Section 11.1, the amount of all U.S. federal income taxes of the Company or the Subsidiaries with respect to any period or portion thereof that commenced after the Acquisition Date and ends on or before the Closing Date, in excess of the amount set forth as a line item in the Referenced Balance Sheet as the "reserve for taxes" not previously taken into account under Section 11.7.2; provided, however, that no amount shall be paid under this Section 11.1 for any such taxes arising in connection with any acts, omissions or elections by Buyer or the Company on or after the Closing Date. The Buyer and, after the Closing, the Company shall be responsible for (i) all U.S. federal income taxes of the Company and the Subsidiaries for any taxable period or portion thereof after the Closing Date and for any liability for any acts, omissions or elections by Buyer or the Company on or after the Closing Date, (ii) payment to Seller of all U.S. federal income taxes relating to the Election made under Section 7.11, and (iii) all foreign, federal (except U.S. federal income tax), state, county, local and other taxes, levies, assessments and impositions whether characterized as income, franchise, gross receipts, sales, commercial rent, payroll, employment, real property, personal property, value added, excise, customs, duties, import fees, license fees or otherwise, of or imposed on or due from the Company and Subsidiaries or their assets or properties ("OTHER TAXES"), for all taxable periods and portions thereof (including periods before and periods after the Closing Date and including Other Taxes relating to the Election made under Section 7.11). Notwithstanding the foregoing, Seller agrees to pay Buyer, and Buyer shall not be responsible for, (i) any Other Taxes that arise from numerical or calculation errors made by Seller in the transcription of information provided by the Company, its officers, employees or accountants, in the tax returns prepared by the Seller and relating to such Other Taxes and (ii) any taxes relating to or arising out of any disallowance of payments made by any of Seller's subsidiaries to Seller since the Acquisition Date (the items referred to in the foregoing clauses (i) and (ii), collectively, "SPECIAL TAXES"). Seller specifically acknowledges and agrees that Seller will (i) report all items of income or loss resulting from the sale of the Shares, including the deemed sale of assets pursuant to the Election, as required in Section 7.11, and (ii) to the extent that such reporting results in the utilization of or inability to utilize any of the losses, credits or other items that would otherwise reduce Seller's tax liability in the current or a later year (collectively, the "TAX ATTRIBUTES"), be responsible for such loss of Tax Attributes, and will not seek any reimbursements or indemnification from Buyer or the Company for loss of Tax Attributes.

     11.2 Section 338 Election Matters.

          (a) Payment of State and Local Taxes. Buyer agrees to pay any Other Taxes due solely as a result of the Election pursuant to Section 7.11 and to timely file or cause to be filed all state and local tax returns required to be filed on or after the Closing Date to properly reflect any Election (and the effects thereof) required under Section 7.11 and to pay all amounts due thereon and to provide copies of such tax returns to Seller.

          (b) Payment of Federal Taxes. Buyer agrees to pay any U.S. federal income taxes of Seller due solely as a result of the Election, computed after application of

     Seller's Tax Attributes. Buyer shall pay Seller by wire transfer or bank cashier's check in immediately available funds on the date the Buyer chooses to make the Election pursuant to Section 7.11(d), the amount determined under Section 7.11(c) of this Agreement (the "BUYER PAYMENT"). Seller shall remit the Buyer Payment to the Internal Revenue Service with Seller's request for extension of time to file its federal income tax return. If, upon Seller's preparation of its federal income tax return for the period which includes the Closing Date, the amount of federal income taxes to be paid solely as a result of the Election after application of Seller's Tax Attributes (the "BASE AMOUNT") is determined by Seller to be
     (x) greater than the Buyer Payment, Buyer will pay Seller the difference between the Base Amount and the Buyer Payment by wire transfer or bank cashier's check in immediately available funds within three days of the receipt by Buyer of Seller's calculation of the Base Amount or (y) less than the Buyer Payment, Seller will request a refund from the Internal Revenue Service of such overpayment and will pay Buyer the difference between the Base Amount and the Buyer Payment by wire transfer or bank cashier's check in immediately available funds within three days of the receipt of such overpayment.

          (c) Adjustments to Amounts of Taxes. In the event that any federal taxing authority shall examine any tax returns reporting the effects of the Election, Seller shall promptly notify Buyer of any such examination and shall permit Buyer to participate in the resolution of any tax controversy relating thereto. Buyer shall pay to Seller any increase in Seller's federal income tax liability due solely as a result of the Election, which is imposed as a result of such tax examination, prior to the time when Seller must remit such payment of additional taxes. Buyer shall pay any increase in Other Taxes due solely as a result of the Election which is imposed as a result of any federal, state or local tax examination. Buyer's indemnity pursuant to Section 10.3 shall include all Damages of Seller arising from any claim, examination, controversy, audit or proceeding of any taxing authority relating to any tax lability due to the Election and any taxes due under Section 11.2(a) and (b).

     11.3 Payments. Payment by the Seller of any amounts due under Section 11.1 in respect of U.S. federal income taxes shall be made (i) at least three calendar days before the due date of the applicable estimated or final U.S. federal income tax return required to be filed by the Company after the Closing Date on which is required to be reported income or other amounts for a period ending on or before the Closing

Date for which the Seller is responsible under Section 11.1, provided that no such payment shall be due from the Seller prior to five business days following receipt of written notice from the Buyer, or (ii) within five business days following the date of (x) an agreement between the Seller and the Buyer that an amount is payable pursuant to Section 11.1, (y) an assessment of such tax by the Internal Revenue Service ("IRS"), or (z) a "determination" as defined in Section 1313(a) of the Code.

     11.4 Refunds. Any refunds of taxes received by or credited to the Buyer or the Company, the Subsidiaries or their successors and relating to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund together with interest thereon or the amount of any such benefit within five business days of the earlier of receipt or entitlement thereto. The Buyer shall, if the Seller so requests and at the Seller's expense, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which the Seller is entitled under this Section 11.4. The Buyer shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claimed.

     11.5 Contests.

          11.5.1 After the Closing, the Buyer shall promptly notify the Seller in writing of the commencement of any tax audit or administrative or judicial proceeding or of any demand or claim on the Buyer, the Company or the Subsidiaries which relates to any U.S. federal income taxes or Special Taxes of the Company or the Subsidiaries for periods ending on or prior to the Closing Date or which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification for such U.S. federal income taxes or Special Taxes under Section 11.1. Such notice shall contain factual information (to the extent known to the Buyer, the Company or the Subsidiaries) describing the asserted tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted tax liability. If the Buyer fails to give the Seller prompt notice of an asserted tax liability as required by this Section 11.5.1, then, (i) if the Seller is precluded by the failure to give prompt notice from contesting the asserted tax liability in both the administrative and judicial forums, the Seller shall not have any obligation to indemnify the Buyer for any loss arising out of such asserted tax liability and (ii) Seller is not so precluded from contesting but such failure to give prompt notice results in a detriment to the Seller, then any amount which Seller is otherwise required to pay Buyer pursuant to
     Section 11.1 with respect to such liability shall be reduced by the amount of such detriment.

          11.5.2 The Seller may elect to direct, through counsel or accountants of its own choosing and at its own expense, any audit, assessment, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to any U.S. federal income taxes or Special Taxes of the Company or the Subsidiaries for periods ending on or prior to the Closing Date or for which indemnity for U.S. federal income taxes or Special Taxes may be sought under Section 11.1 (any such audit, claim for refund or proceeding relating to any asserted tax liability is referred to herein as a "CONTEST"). If the Seller elects to direct the Contest of an asserted tax liability, it shall within 30 calendar days of receipt of the notice of asserted tax liability notify the Buyer of its intent to do so, and the Buyer shall cooperate and shall cause the Company, the Subsidiaries or their successors to cooperate in each phase of such Contest. If the Seller elects not to direct the Contest, fails to notify the Buyer of its election as herein provided or contests its obligation to indemnify under
     Section 11.1, the Buyer, the Company or the Subsidiaries may pay, compromise or contest, at their own expense, such asserted liability. However, in such case, neither the Buyer, the Company nor the Subsidiaries may settle or compromise any asserted liability over the objection of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, each of the Buyer (or the Company or the Subsidiaries) and the Seller may participate, at its own expense, in the Contest. If the Seller chooses to direct the Contest, the Buyer shall promptly empower and shall cause the Company and the Subsidiaries and their successors promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller as the Seller may designate to represent the Buyer, the Company, the Subsidiaries or their successors in the Contest insofar as the Contest involves an asserted tax liability for which the Seller would be liable under Section 11.1.

          11.6 Filing of Tax Returns; Change of Tax Year. The parties hereto covenant and agree that: (i) the Seller shall prepare and file with the applicable governmental authorities all U.S. federal income tax returns relating to the Company and the Subsidiaries with respect to any period or portion thereof that ends on or before the Closing Date and (ii) the Buyer and the Company shall prepare and file with the applicable governmental authorities all U.S. federal income tax returns relating to the Company and the Subsidiaries with respect to any period ending after the Closing Date and all tax returns for Other Taxes relating to the Company and the Subsidiaries for all periods, whether ending before or after the Closing Date. The parties hereto acknowledge and agree that for purposes of filing all U.S. federal income tax returns, the taxable year of the Company and the Subsidiaries shall end as of the Closing Date and that a new taxable year shall commence as of the day following the Closing Date and shall end on the same day as the Company's fiscal year for filing its federal income tax return.

          11.7 Cooperation and Exchange of Information. The Seller and the Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods under the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods, or (ii) seven years following the due date (without extension) for such returns. Any information obtained under this Section
     11.7 shall be kept confidential, except as otherwise may be necessary in connection with the filing of returns or clams for refund or in conducting an audit or other proceeding.

     11.8 Conveyance Taxes. The Seller agrees to assume liability for and to pay all sales, transfer, stamp, recording, filing, real property transfer or gains and similar taxes (collectively, the "TRANSFER TAXES") incurred as a result of the sale of the Shares contemplated hereby; provided, however, that Buyer will pay all taxes under Section 11.2(a) and (b), and the Transfer Taxes, if any, imposed by the State of North Carolina and the Commonwealth of Virginia.

     11.9 Adjustment to Purchase Price. The parties agree to treat all payments made under Section 10 and 11 of this Agreement as adjustments to the Purchase Price for tax purposes.

     12. Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement will survive the Closing (notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered at Closing) (a) indefinitely with respect to the representations and warranties contained in Sections 5.1, 5.3, 5.6 (but shall only survive until such time as the applicable tax statute of limitation ends), 5.7 (but only insofar as it relates to the capital stock of the Subsidiary), 6.1 and 6.2, and (b) until the completion of the next annual audit of the Company in the case of each other representation and warranty, except that any representation or warranty that would otherwise terminate in accordance with this clause will continue to survive if a Claim Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Section 10 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 10.

     13. Miscellaneous.

          13.1 Knowledge. As used in this Agreement, the term "KNOWLEDGE," with respect to the (a) Seller, for purposes of Section 5.9 only, shall encompass all facts and information which are either within the actual knowledge of any of the officers, directors, employees, agents or other persons acting on behalf of Seller (including, without limitation, any such person acting in his capacity as a member of the Board of Directors of the Company or any of the Subsidiaries) ("SELLER'S AGENTS") or that should have been known to any Seller's Agents in the exercise of reasonable care and after due inquiry, and (b) with respect to the Buyer shall encompass all facts and information which are either within the actual knowledge of any of the officers, directors, employees or agents of Buyer (including, without limitation, Woltz) or that should have been known to such persons in the exercise of reasonable care and after due inquiry.

          13.2 Cooperation; Further Assurances. From and after the Closing, the Seller, on the one hand, and the Buyer, the Company and the Subsidiaries, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things any of them, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement.

          13.3 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) contains, and is intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for, and supersedes any previous agreements and understandings between the parties with respect to those matters. No representations or warranties are made by any party hereto except as expressly set forth in this Agreement.

          13.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

          13.5 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          13.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy, telefax, or other electronic transmission service to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                      If to the Buyer or the Company
                      to:

                      Page Holding Company
                      c/o Perry Manufacturing Company
                      100 Woltz Street
                      Mount Airy, North Carolina  27030
                      Attention: William K. Woltz, Jr., President
                      Telecopier No. (910) 786-9603

                      with a copy to:

                      Fennebresque, Clark, Swindell & Hay
                      NationsBank Corporate Center
                      100 North Tryon Street, Suite 2900
                      Charlotte,North Carolina  28202-4011
                      Attention:  John C. Fennebresque, Esq.
                      Telecopier No. (704) 347-3838

                      If to the Seller to:

                      Aris Industries, Inc.
                      475 Fifth Avenue
                      New York, New York  10017

                      Attention: Charles S. Ramat, President
                      Telecopier No.: (212) 685-8281

                      With a copy to:

                      Herrick, Feinstein LLP
                      Two Park Avenue
                      New York, New York 10016

                      Attention: Lawrence M. Levinson, Esq.
                      Telecopier No.: (212) 889-7577

          13.7 Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, by reason of being vague or unreasonable as to duration, geographic scope, scope of activities restricted or for any other reason, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

          13.8 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

          13.9 Assignment and Binding Effect. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others. All the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

          13.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

          13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

          13.12 Interpretation. Headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "Section" or another subdivision or to an "Exhibit" or "Schedule" are to a section or subdivision hereof or an "Exhibit" or "Schedule" hereto; and references to "generally accepted accounting principles" shall mean generally accepted accounting principles in the United States as in effect on the date of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                      PAGE HOLDING COMPANY

                                      By /s/ WILLIAM K. WOLTZ, JR.
                                        ----------------------------------------
                                        Name:  William K. Woltz, Jr.
                                        Title:  President


                                      ARIS INDUSTRIES, INC.

                                      By /s/ CHARLES S. RAMAT
                                         ---------------------------------------
                                         Name:  Charles S. Ramat
                                         Title:  President


                                      PERRY MANUFACTURING COMPANY

                                      By /s/ WILLIAM K. WOLTZ, JR.
                                         ---------------------------------------
                                         Name:  William K. Woltz, Jr.
                                         Title:  President